UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2022

Kinetik Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38048	81-4675947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2700 Post Oak Blvd., Suite 300 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

(713) 621-7330

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	KNTK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Private Offering

On June 8, 2022, Kinetik Holdings LP (“Kinetik LP”), a subsidiary of Kinetik Holdings Inc. (the “Company”), completed the previously announced private offering (the “Notes Offering”) of $1.0 billion aggregate principal amount of its 5.875% Sustainability-Linked Senior Notes due 2030 (the “Notes”), which are fully and unconditionally guaranteed by the Company.

The Notes were offered to the several initial purchasers named in that certain Purchase Agreement by and among Kinetik LP, the Company as guarantor, and J.P. Morgan Securities LLC as representative of the several initial purchasers, pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. Kinetik LP used the net proceeds from the Notes Offering, together with cash on hand and proceeds from the Term Loan Credit Agreement (as defined herein), to repay all outstanding borrowings under its existing credit facilities and to pay certain fees and expenses.

Indenture

The terms of the Notes are governed by the Indenture, dated as of June 8, 2022 (the “Indenture”), by and among Kinetik LP as the issuer, the Company as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will mature on June 15, 2030. Interest will accrue from June 8, 2022 and will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2022.

The Notes are unsecured and will rank equally in right of payment with all existing and future unsubordinated indebtedness of Kinetik LP. The guarantee of the Notes by the Company will be unsecured and will rank equally with all other existing and future unsubordinated indebtedness of the Company. The Notes and the guarantee will effectively rank junior to any future secured indebtedness of Kinetik LP or the Company to the extent of the value of the assets securing such indebtedness. The Notes and the guarantee will be structurally subordinated to any indebtedness or other liabilities of Kinetik LP’s subsidiaries, which are not guarantors of the Notes.

On or after June 15, 2025, Kinetik LP may, at its option, redeem some or all of the Notes at the redemption prices specified in the Indenture. Prior to such time, Kinetik LP may, on any one or more occasions, at its option, redeem some or all of the Notes at a redemption price equal to the Make-Whole Redemption Price (as defined in the Indenture), plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after June 15, 2027, the interest rate accruing on the Notes will be increased by an additional 0.2500% per annum unless Kinetik LP satisfies the three Sustainability Performance Targets (as defined in the Indenture), and such satisfaction is confirmed by a qualified third-party auditor or independent public accountant appointed by Kinetik LP to review its performance in relation to the Sustainability Performance Targets (the “External Verifier”). If Kinetik LP satisfies, and the External Verifier confirms Kinetik LP’s satisfaction of, one or two of the three Sustainability Performance Targets, the interest rate accruing on the Notes will be increased by an additional 0.0833% per annum for each Sustainability Performance Target for which the conditions have not been satisfied.

Upon the occurrence of certain changes in control, Kinetik LP must offer to repurchase the Notes. The Indenture contains customary events of default (each an “Event of Default”). If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 50% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of and accrued but unpaid interest on, all the Notes then outstanding to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy or insolvency of Kinetik LP occurs, the principal of and accrued but unpaid interest on, all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

The above description of the Indenture, the Notes and the guarantee is not complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Revolving Credit Agreement

On June 8, 2022, Kinetik LP entered into a revolving credit agreement (the “Revolving Credit Agreement”) among Bank of America, N.A., as administrative agent (“Bank of America”), and the banks and other financial institutions party thereto, as lenders. The Revolving Credit Agreement provides for a $1.25 billion senior unsecured revolving credit facility, which includes a $150.0 million sublimit for the issuance of letters of credit, and a $200.0 million sublimit for swingline loans.

As of June 8, 2022, there were no outstanding borrowings under the Revolving Credit Agreement. Kinetik LP may prepay borrowings under the new revolving credit facility at any time without premium or penalty (other than customary SOFR breakage costs), subject to certain notice requirements. All borrowings under the new revolving credit facility mature on June 8, 2027. The obligations under the Revolving Credit Agreement are guaranteed by the Company.

The Revolving Credit Agreement provides for borrowings of either, at Kinetik LP’s option, base rate loans or term SOFR loans. Base rate loans bear interest at a rate per annum equal to the greatest of (a) the prime rate as announced from time to time by Bank of America, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, plus 1/2 of 1% and (c) the adjusted term SOFR rate for an interest period of one month plus 1%, plus a margin that ranges between 0.25% and 1.00%, depending on the credit rating of Kinetik LP. SOFR loans bear interest at a rate per annum equal to the term SOFR rate for one, three or six month interest periods plus 0.10%, plus a margin that ranges between 1.25% and 2.0%, depending on the credit rating of Kinetik LP.

In addition, Kinetik LP is required to pay to each lender a commitment fee on the daily unfunded amount of such lender’s revolving commitment, which accrues at a rate that ranges between 0.15% and 0.35% depending on the credit rating of Kinetik LP.

The Revolving Credit Agreement contains customary covenants and restrictive provisions which may, among other things, limit Kinetik LP’s ability to create liens, incur additional indebtedness, make restricted payments, or liquidate, dissolve, consolidate with, or merge into or with any other person.

The Revolving Credit Agreement contains a financial covenant that requires Kinetik LP to maintain a ratio of net indebtedness to EBITDA not exceeding 5.00 to 1.00 at the end of any fiscal quarter, provided, however, that during certain designated acquisition periods, such ratio may not exceed 5.50 to 1.00 at the end of any fiscal quarter.

The Revolving Credit Agreement also includes customary events of default. Upon an event of default under the Revolving Credit Agreement, the lenders may declare amounts outstanding under the credit agreement to be immediately due and payable in whole or in part and terminate the outstanding commitments.

The foregoing description of the Revolving Credit Agreement is not complete and is qualified by reference to the complete document. A copy of the Revolving Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Term Loan Credit Agreement

On June 8, 2022, Kinetik LP entered into a term loan credit agreement (the “Term Loan Credit Agreement”) among PNC Bank, National Association, as administrative agent (“PNC Bank”), and the banks and other financial institutions party thereto, as lenders. The Term Loan Credit Agreement provides for a $2.0 billion senior unsecured credit facility.

The Term Loan Credit Agreement matures on June 8, 2025. The obligations under the Term Loan Credit Agreement are guaranteed by the Company.

The Term Loan Credit Agreement provides for borrowings of either, at Kinetik LP’s option, base rate loans or term SOFR loans. Base rate loans bear interest at a rate per annum equal to the greatest of (a) the prime rate as announced from time to time by PNC Bank, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, plus 1/2 of 1% and (c) the adjusted term SOFR rate for an interest period of one month plus 1%, plus a margin that ranges between 0.25% and 1.0%, depending on the credit rating of Kinetik LP. SOFR loans bear interest at a rate per annum equal to the term SOFR rate for one, three or six month interest periods plus 0.10%, plus a margin that ranges between 1.25% and 2.0%, depending on the credit rating of Kinetik LP.

The Term Loan Credit Agreement contains customary covenants and restrictive provisions which may, among other things, limit Kinetik LP’s ability to create liens, incur additional indebtedness, make restricted payments, or liquidate, dissolve, consolidate with, or merge into or with any other person.

The Term Loan Credit Agreement contains a financial covenant that requires Kinetik LP to maintain a ratio of net indebtedness to EBITDA not exceeding 5.00 to 1.00 at the end of any fiscal quarter, provided, however, that during certain designated acquisition periods, such ratio may not exceed 5.50 to 1.00 at the end of any fiscal quarter.

The Term Loan Credit Agreement also includes customary events of default. Upon an event of default under the Term Loan Credit Agreement, the lenders may declare amounts outstanding under the credit agreement to be immediately due and payable in whole or in part.

The foregoing description of the Term Loan Credit Agreement is not complete and is qualified by reference to the complete document. A copy of the Term Loan Credit Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 8, 2022, in connection with the closing of the Notes Offering and entry into the Revolving Credit Agreement and the Term Loan Credit Agreement, the Company repaid all outstanding borrowings under the Credit Agreement, dated as of November 9, 2018, among Kinetik LP as Borrower, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and The Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents (the “Altus Credit Agreement”) and terminated the Altus Credit Agreement.

A description of the material terms of the Altus Credit Agreement is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 22, 2022, which description is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Notes, the Indenture and the related guarantee, the Revolving Credit Agreement and the Term Loan Credit Agreement is incorporated by reference into this Item 2.03. The descriptions set forth in Item 1.01 and this Item 2.03 are qualified in their entirety by the full texts of the Indenture, the Revolving Credit Agreement and the Term Loan Credit Agreement, each of which are filed as exhibits to this Current Report on Form 8-K.

Item 8.01	Other Events.

On June 8, 2022, the Company effected a two-for-one stock split with respect to its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and its Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”), in the form of a stock dividend (the “Stock Split”). The Stock Split was accomplished by distributing one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class C Common Stock for each share of Class C Common Stock outstanding. Following the Stock Split, there were 134,996,928 shares of Common Stock outstanding.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

4.1	Indenture, dated June 8, 2022, by and among Kinetik Holdings Inc., Kinetik Holdings LP and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 5.875% Sustainability-Linked Senior Notes (included in Exhibit 4.1).

10.1*	Revolving Credit Agreement, dated June 8, 2022, by and among Kinetik Holdings LP and Bank of America, N.A., as administrative agent, and the banks and other financial institutions party thereto, as lenders.

10.2*	Loan Credit Agreement, dated June 8, 2022, by and among Kinetik Holdings LP and PNC Bank, National Association, as administrative agent, and the banks and other financial institutions party thereto, as lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits to these Exhibits have been omitted pursuant to Regulation S-K Item 601(a)(5). The

Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2022

KINETIK HOLDINGS INC.

By:	/s/ Todd Carpenter
Name:	Todd Carpenter
Title:	General Counsel, Secretary and Chief Compliance Officer